Exhibit 99.1
767 Fifth Avenue New York, NY 10153	News Contact: Investor Relations: Dennis D’Andrea (212) 572-4384 Media Relations: Sally Susman (212) 572-4430

ESTÉE LAUDER COMPANIES REPORTS $.20 EARNINGS PER SHARE FROM CONTINUING OPERATIONS IN FISCAL 2008 FIRST QUARTER

NET SALES INCREASE 7%

REITERATES FULL FISCAL YEAR 2008 EXPECTATIONS

New York, NY, October 25, 2007 - The Estée Lauder Companies Inc. (NYSE: EL) today reported $1.71 billion in net sales for its fiscal first quarter ended September 30, 2007, a 7% increase over the $1.59 billion reported in the prior-year quarter.  Excluding the impact of foreign currency translation, net sales rose 5%.

The Company reported net earnings from continuing operations for the quarter ended September 30, 2007 of $39.1 million, compared with $58.0 million last year.  Diluted net earnings per common share from continuing operations for the quarter were $.20 compared with $.27 reported in the prior year.

William P. Lauder, President and Chief Executive Officer said, “We have produced solid double-digit sales gains in international this quarter.  As this business remains our largest growth potential, we expect continued strong growth as we further expand our developing brands and strengthen our core brands.

“Our strategic investments are key drivers of our long-term plan to achieve profitable growth.  We continued that investment pattern this quarter in our fast-moving businesses as well as established and emerging markets.  At this juncture, we remain comfortable with our ability to meet our previously announced guidance of earnings per share of $2.28 to $2.40 for the full 2008 fiscal year.”

Full-Year Results by Product Category

	Three Months Ended September 30
(Unaudited; Dollars in millions)	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
	2007	2006	Reported Basis	Local Currency	2007	2006	Reported basis

Skin Care	$619.5	$567.0	9.3%	6.4%	$35.8	$42.9	(16.6)%
Makeup	663.1	646.8	2.5	0.4	41.1	49.9	(17.6)
Fragrance	313.0	289.3	8.2	5.5	(5.0)	5.1	(100.0)+
Hair Care	102.6	82.4	24.5	23.2	7.4	3.9	89.7
Other	11.9	8.0	48.8	46.3	(1.1)	(1.4)	21.4
Subtotal	1,710.1	1,593.5	7.3	4.9	78.2	100.4	(22.1)
Special charges related to cost savings initiative	—	—			(0.3)	(0.5)
Total	$1,710.1	$1,593.5	7.3%	4.9%	$77.9	$99.9	(22.0)%

In the quarter, the skin care, makeup and fragrance categories were negatively impacted in the United States by the ordering patterns of department stores as a result of a one week shift in the retail calendar to the Company’s fiscal second quarter.

Skin Care

•      The 9% net sales growth in skin care products in the current quarter was particularly strong in view of the 8% sales gain in the category in last year’s first quarter.  This growth was primarily fueled by double-digit increases in the Company’s European and Asian businesses.

•      Idealist Pore Minimizing Skin Refinisher by Estée Lauder contributed significantly to international growth, while the recent global launch of Acne Solutions Clear Skin System and domestic introduction of Zero Gravity Repairwear Lift Firming Cream from Clinique added to the category’s increase.  The continued worldwide success of the Company’s fast growing La Mer brand also generated positive sales gains.

•      Operating income decreased reflecting the shift in the U.S. retail calendar mentioned above, as well as additional spending behind the Company’s brands to maintain momentum into the holiday season.

Makeup

•      Makeup sales increased, reflecting solid gains in international markets, partially offset by declines in the Americas.  Sales in the Americas were negatively impacted by the shift in the U.S. retail calendar.

•      Sales growth from the Company’s makeup artist brands, principally in international markets during the quarter reflects the favorable consumer acceptance of new and existing products along with additional market expansion.

•      Operating income decreased reflecting the lower sales in the U.S., as well as additional spending behind the Company’s brands to maintain momentum into the holiday season.

Fragrance

•      Fragrance sales increased in all geographic regions primarily driven by newer fragrance offerings.  While current year sales compared favorably to the prior year, the Company continues to face challenges in this product category, primarily in the United States.

•      New launches such as Sean John Unforgivable Woman, Estée Lauder pleasures delight, Tom Ford Black Orchid and Estée Lauder Private Collection Tuberose Gardenia contributed to the sales growth.

•      The continued success of Sean John Unforgivable also contributed positively to the category’s sales.

•      Operating results in the fragrance product category decreased due to support spending behind the Company’s new launches as well as its existing fragrances.

Hair Care

•      Sales of hair care products increased, primarily due to growth from Aveda and Bumble and bumble, and the inclusion of the Ojon brand, which was acquired at the end of July 2007.

•      Aveda net sales benefited from the recent launch of Aveda Men Pure-Formance products and the recent acquisition of two independent distributors.

•      Higher sales at Bumble and bumble were primarily due to a new hotel amenities program.

•      Hair care operating profit rose as the increase in sales outpaced increased spending in support of new distribution points and product launches, and the additional cost related to newly acquired distributors.  The inclusion of the Ojon brand contributed incremental positive results.

Results by Geographic Region

	Three Months Ended September 30
(Unaudited; Dollars in millions)	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
	2007	2006	Reported Basis	Local Currency	2007	2006	Reported Basis

The Americas	$898.9	$900.5	(0.2)%	(0.5)%	$52.4	$73.1	(28.3)%
Europe, the Middle East & Africa	551.2	471.9	16.8	11.2	9.0	18.3	(50.8)
Asia/Pacific	260.0	221.1	17.6	13.5	16.8	9.0	86.7
Subtotal	1,710.1	1,593.5	7.3	4.9	78.2	100.4	(22.1)
Special charges related to cost savings initiative	—	—			(0.3)	(0.5)
Total	$1,710.1	$1,593.5	7.3%	4.9%	$77.9	$99.9	(22.0)%

The Americas

•      The slight net sales decrease for the quarter in the region reflected the negative impact of the shift in the U.S. retail calendar.

•      Certain core brands in the United States posted lower sales, reflecting competitive pressures.

•      Partially offsetting these negatives were sales from the launch of the Sean John Unforgivable Woman fragrance and increased sales of Sean John Unforgivable.

•      Sales growth also was generated from the Company’s internet distribution, hair care business, including the addition of the Ojon brand, as well as solid overall gains in Latin America and Canada.

•      Operating income in the Americas declined versus the prior year-period, reflecting the above-mentioned sales shift and spending behind strategic initiatives intended to drive future sales growth.  Improved operating income from the Company’s hair care and internet distribution businesses partially offset these results.

Europe, the Middle East & Africa

•      In constant currency, net sales increased in almost every country in the region.  Higher sales were led by the Company’s travel retail business, the United Kingdom, France and Russia.

•      Operating income decreased, primarily due to the cost of establishing an affiliate in the Middle East, and lower results in Germany and the United Kingdom.  The higher sales in most countries were more than offset by increased support spending and selling expenses behind the Company’s brands.

•      Improved operating results were generated primarily from the Company’s travel retail and distributor businesses.

Asia/Pacific

•      Every country in the region reported local currency sales increases.  China sales growth continued its strong double-digit pace, while sales gains in Hong Kong posted the largest percentage increase.

•      Japan, the Company’s largest Asian market, benefited from an improved retail environment, posting its largest quarterly increase in eight years, with sales up high-single digits.

•      Operating profit in the region increased substantially, led by improved results in Australia, Japan, Hong Kong and Thailand.

Cash Flows

•      For the three months ended September 30, 2007, net cash flows used for operating activities from continuing operations were $132.8 million, compared with $70.1 million in the prior-year period.

•      The change primarily reflects increases in certain seasonal working capital components and lower net earnings from continuing operations.

•      Operating cash flow was utilized primarily for the repurchase of shares of the Company’s Class A Common Stock, capital investments and the acquisition of Ojon.

Estimate of Fiscal 2008 Second Quarter and Full Year

Second Quarter

•      Net sales are expected to grow between 10% and 12% in constant currency.

•      Foreign currency translation benefit is expected to be approximately 3% versus the prior-year period.

•      Diluted earnings per share from continuing operations are projected to be between $1.10 and $1.17.

Full Year

•      Net sales are forecasted to continue to grow between 7% and 9% in constant currency.

•      Foreign currency translation benefit is expected to be approximately 2% versus the prior-year period.

•      The Company continues to project diluted earnings per share from continuing operations to be between $2.28 and $2.40.

•      On a product category basis, in constant currency, sales in hair care and skin care are expected to be the leading sales growth categories, followed by makeup and fragrance.

•      Geographic region net sales growth in constant currency is expected to be led by Europe, the Middle East & Africa, followed by Asia/Pacific and the Americas.

Forward-Looking Statements

The forward-looking statements in this press release, including those containing words like “expect,” “planned,” “may,” “could,” “anticipate,” “estimate,” “projected,” “forecasted,” those in Mr. Lauder’s remarks and those in the “Estimate of Fiscal 2008 Second Quarter and Full Year” section involve risks and uncertainties.  Factors that could cause actual results to differ materially from those forward-looking statements include the following:

(1)     increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses, some of which have greater resources than the Company does;

(2)     the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s core brands, including gift with purchase, and in the Company’s fragrance business;

(3)     consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors and ownership of competitors by the Company’s customers that are retailers;

(4)     destocking by retailers;

(5)     the success, or changes in timing or scope, of new product launches and the success, or changes in the timing or scope, of advertising, sampling and merchandising programs;

(6)     shifts in the preferences of consumers as to where and how they shop for the types of products and services the Company sells;

(7)     social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;

(8)     changes in the laws, regulations and policies (including the interpretation and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products, changes in accounting standards, tax laws and regulations, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;

(9)     foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;

(10)   changes in global or local conditions, including those due to natural or man-made disasters, real or perceived epidemics, or energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;

(11)   shipment delays, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture nearly all of the Company’s supply of a particular type of product (i.e., focus factories) or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of SAP as part of the Company’s Strategic Modernization Initiative;

(12)   real estate rates and availability, which may affect the Company’s ability to increase the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;

(13)   changes in product mix to products which are less profitable;

(14)   the Company’s ability to acquire, develop or implement new information and distribution technologies, on a timely basis and within the Company’s cost estimates;

(15)   the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly announced cost-savings initiatives and to integrate acquired businesses and realize value therefrom;

(16)   consequences attributable to the events that are currently taking place in the Middle East, including terrorist attacks, retaliation and the threat of further attacks or retaliation;

(17)   the timing and impact of acquisitions and divestitures, which depend on willing sellers and buyers, respectively, and;

(18)   additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2007.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products.  The Company’s products are sold in over 135 countries and territories under well-recognized brand names, including Estée Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, M•A•C, Bobbi Brown, Tommy Hilfiger, Kiton, La Mer, Donna Karan, Aveda, Jo Malone, Bumble and bumble, Darphin, Michael Kors, American Beauty, Flirt!, Good Skin™, Grassroots, Sean John, Missoni, Daisy Fuentes, Tom Ford Beauty, Mustang, Coach and Ojon.

An electronic version of this release can be found at the Company’s website, www.elcompanies.com.

— Tables Follow —

THE ESTÉE LAUDER COMPANIES INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited; In millions, except per share data)

	Three Months Ended September 30		Percent
	2007	2006	Change

Net Sales	$1,710.1	$1,593.5	7.3%

Cost of sales	455.8	428.1
Gross Profit	1,254.3	1,165.4	7.6%
Gross Margin	73.3%	73.1%

Operating expenses:
Selling, general and administrative	1,176.1	1,065.0
Special charges related to cost savings initiative	0.3	0.5
	1,176.4	1,065.5	10.4%
Operating Expense Margin	68.8%	66.9%

Operating Income	77.9	99.9	(22.0)%
Operating Income Margin	4.5%	6.2%

Interest expense, net	18.4	6.7
Earnings before Income Taxes, Minority Interest and Discontinued Operations	59.5	93.2	(36.2)%
Provision for income taxes	21.1	33.4
Minority interest, net of tax	0.7	(1.8)
Net Earnings from Continuing Operations	39.1	58.0	(32.6)%

Discontinued operations, net of tax	—	0.3
Net Earnings	$39.1	$58.3	(32.9)%

Basic net earnings per common share:
Net earnings from continuing operations	$.20	$.28	(26.5)%
Discontinued operations, net of tax	—	.00
Net earnings	$.20	$.28	(26.8)%

Diluted net earnings per common share:
Net earnings from continuing operations	$.20	$.27	(27.2)%
Discontinued operations, net of tax	—	.00
Net earnings	$.20	$.27	(27.5)%

Weighted average common shares outstanding:
Basic	194.0	211.1
Diluted	197.2	213.6

THE ESTÉE LAUDER COMPANIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; In millions)

	September 30	June 30	September 30
ASSETS	2007	2007	2006
Current Assets
Cash and cash equivalents	$211.4	$253.7	$180.7
Accounts receivable, net	1,062.4	860.5	980.1
Inventory and promotional merchandise, net	968.5	855.8	834.0
Prepaid expenses and other current assets	285.5	269.4	276.6
Total Current Assets	2,527.8	2,239.4	2,271.4

Property, Plant and Equipment, net	917.4	880.8	775.8
Other Assets	1,167.7	1,005.5	898.8
Total Assets	$4,612.9	$4,125.7	$3,946.0

Liabilities and Stockholders’ Equity
Current Liabilities
Short-term debt	$396.3	$60.4	$204.4
Accounts payable	314.5	314.7	303.9
Other current liabilities	1,060.7	1,125.6	1,132.1
Total Current Liabilities	1,771.5	1,500.7	1,640.4

Noncurrent Liabilities
Long-term debt	1,062.4	1,028.1	438.6
Other noncurrent liabilities and minority interest	555.6	397.9	278.3
Total Stockholders’ Equity	1,223.4	1,199.0	1,588.7
Total Liabilities and Stockholders’ Equity	$4,612.9	$4,125.7	$3,946.0

SELECTED CASH FLOW DATA

(Unaudited; In millions)

	Three Months Ended September 30
	2007	2006
Cash Flows from Operating Activities
Net earnings	$39.1	$58.3
Depreciation and amortization	59.0	50.9
Deferred income taxes	(6.4)	(6.0)
Other items	20.8	17.8
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(174.6)	(209.2)
Increase in inventory and promotional merchandise, net	(84.9)	(68.8)
Increase in accounts payable and other accrued liabilities	22.6	102.2
Other operating assets and liabilities, net	(8.4)	(15.3)
Net cash flows used for operating activities of continuing operations	$(132.8)	$(70.1)

Capital expenditures	$78.5	$67.3
Payments to acquire treasury stock	54.4	110.5

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